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                                                              FILED
                                                          JAN 26 1998
                                                        RICHARD W. WIERING
                                                    CLERK, U.S. DISTRICT COURT
                                                 NORTHERN DISTRICT OF CALIFORNIA
                                                             SAN JOSE

                 IN THE UNITED STATES DISTRICT COURT

                FOR THE NORTHERN DISTRICT OF CALIFORNIA

CADENCE DESIGN SYSTEMS, INC.,                      NO. C 95-20828 RMW(PVT)

       Plaintiff,                                  MODIFICATION OF PRELIMINARY
                                                   INJUNCTION

  v.

AVANT!, INC., et al.,

      Defendants.


     Plaintiff moves for modification of the preliminary injunction issued on December 19, 1997. The court has read the papers submitted. The court grants Cadence's request for reconsideration and modifies the preliminary injunction to remove any implication that Avant!'s licensees are authorized by the preliminary injunction to continue to use the enjoined products without exposure to claims of copyright violation. The court incorporates its findings and conclusions as set forth in the December 19, 1997 order and hereby issues its Modified Order.

     IT IS HEREBY ORDERED THAT defendant Avant!, its officers, agents, servants, employees and attorneys and any and all persons in active concert with them who receive actual notice of this Modified Order, by personal service or otherwise (collectively, "Avant!"), are hereby restrained and enjoined, pending trial, from:

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     1.  Infringing Cadence's copyrights in Cadence's Design Framework II software product or directly or indirectly marketing, selling, leasing, licensing, copying or transferring any product or work copied or derived from Cadence's Design Framework II, specifically including, but not limited to, Avant!'s ArcCell, ArcCellBV, and ArcCellXO products (collectively, "ArcCell"); and

     2. Possessing or using any copies, in any medium including printed matter and electronic media, of any portion of the source code or object code for ArcCell or any other product, to the extent that that portion is copied or derived from Cadence's Design Framework II, and Avant! is further ordered to return to Cadence any such copies under its possession or control by January 30, 1998 provided, however, that Avant!'s counsel, and independent experts working with them, may retain copies of said code solely for purposes of this litigation.

     IT IS HEREBY FURTHER ORDERED THAT defendant Avant! is to forthwith deliver by mail or otherwise a copy this Modified Order to all current or former purchasers, licensees, users or recipients of ArcCell or any product copied or derived from Cadence's Design Framework II and obtain confirmation from them as to whether they have a functioning copy of ArcCell or such product. Avant! is to file under seal with the court by January 30, 1998 a list: (1) identifying each such purchaser, licensee, user, or recipient; (2) whether each has a functioning copy; and, if not, (3) when and how it became non-functioning. Avant! is to require, to the extent it has a legal right to do so, any such purchaser, licensee, user or recipient to return the ArcCell or such other product to Avant! or destroy it. Avant! is to provide Cadence by January 30, 1998 with a list of the names and addresses of any such purchaser, licensee, user or recipient who still maintains a functional copy of ArcCell or such other product and when it will become non-functional. NOTHING IN THIS MODIFIED ORDER IS INTENDED TO AUTHORIZE ANYONE TO USE ANY AVANT! PRODUCT SUBJECT TO THIS ORDER OR TO SUGGEST THEY COULD DO SO WITHOUT EXPOSURE TO A CLAIM OF VIOLATION OF THE COPYRIGHT LAWS.

     This Modified Order does not affect or in any way release Avant! from those activities that were enjoined by this court's order of March 18, 1997. In the March 18, 1997 order the court ordered Cadence to post a bond of $50,000 for the payment of such damages as may be incurred or suffered by Avant! if it be found that Avant! has been wrongfully enjoined or restrained. That bond

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shall remain in effect but must be modified to ensure coverage of this current Modified Order.


DATED:   1/24/98
                                                /s/ Ronald M. Whyte
                                                -------------------------
                                                RONALD M. WHYTE
                                                United States District Judge



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